Exhibit 99.2

Supplemental Information regarding the Company, dated April 9, 2019

The supplemental information regarding PAR Technology Corporation (which may be referred to herein as “PAR,” “the Company,” “we,” “our” and “us”) set forth below shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Preliminary Estimated Revenue Information for the Three Months Ended March 31, 2019

We are in the process of finalizing our financial results for the three months ended March 31, 2019.

The following table sets forth preliminary estimated revenue information for each of our Restaurant/Retail and Government business segments for the three months ended March 31, 2019, along with the revenue we reported for each of these business segments for the comparable three-month period ended March 31, 2018:

	Three Months Ended March 31, 2019
(dollars in thousands)	(estimated range)
	(unaudited)
	Low	High
Restaurant/Retail
Product	$15,300	$15,700
Services	14,000	14,200
Total Restaurant/Retail Revenue	$29,300	$29,900

Government
Contract	$15,100	$15,500
Total Government Revenue	$15,100	$15,500

The estimated decrease in revenue in our Restaurant/Retail segment in the three months ended March 31, 2019, compared to $39.5 million in Restaurant/Retail revenue for the three months ended March 31, 2018, is primarily due to lower revenue in the current year period from our traditional Tier 1 customers partially offset by growth in our Brink POS line of business.

Within our Restaurant/Retail segment, we expect to report revenue from our Brink POS line of business for the three months ended March 31, 2019 in the range of $9.3 million to $9.6 million.  Brink POS revenue includes our Brink POS SaaS software solution, related hardware, and support services. The estimated increase in revenue from our Brink POS line of business in the March 31, 2019 period, as compared to $5.8 million in Brink POS line of business revenue for the three months ended March 31, 2018, is primarily due to the continued growth of installed site base resulting in increases in both product and service revenue.

As of March 31, 2019, we expect that the annualized recurring revenue (ARR) from our Brink POS line of business was in the range of $12.1 million to $12.5 million. ARR is a non-GAAP financial measure that represents our Subscription as a Service (SaaS) revenue for our Brink POS line of business for the last month of the fiscal period, March 2019, calculated in accordance with GAAP, multiplied by twelve.  While we believe ARR provides an additional useful measure for evaluating the performance of our Brink POS line of business, it is not a substitute for historical revenue calculated in accordance with GAAP nor is it a forecast or projection of future revenues expected to be realized.  Accordingly, you should not place undue reliance on our ARR.

The estimated decrease in revenue in our Government segment in the three months ended March 31, 2019, compared to the $16.1 million in Government segment revenue for the three months ended March 31, 2018, is primarily attributable to a decrease in our Information Surveillance and Recognition (ISR) Business Line partially offset by increase in our Mission Systems business Line.

The foregoing estimated revenue information is preliminary and may change based on the completion of our financial closing procedures for the three months ended March 31, 2019. Those procedures have not yet been completed and the estimated revenue information may differ materially from our actual revenues upon completion of such closing procedures. The estimated revenue information should therefore not be viewed as a substitute for review of full quarterly financial statements, which will be prepared in accordance with U.S. GAAP.  BDO USA, LLP, our independent registered accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the estimated revenue information. It has been prepared by our management, using its reasonable judgment based on currently available information.

Updated Risk Factors Relating to our Business

Our business is subject to certain risks and uncertainties, each of which could materially and adversely affect our business, financial condition, results of operations, cash flows and the trading price of our common stock.

Our ability to fund operations and execute our strategy may require us to secure alternative or additional sources of capital, including alternative sources of debt financings and/or future sales of our equity securities, or obtain additional waivers or modifications to the Credit Agreement.

We have experienced operating losses in four out of the last five quarters, inclusive of the quarter ended December 31, 2018. As of December 31, 2018, we were not in compliance with the financial maintenance covenants contained in the Credit Agreement. On March 4, 2019, pursuant to an Amendment to the Credit Agreement, we obtained a waiver of the default from our lender. As discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” included in our Annual Report on Form 10-K for the year ended December 31, 2018, while we believe we will have sufficient sources of capital to fund our current, near term, operating needs, it is not certain we will have sufficient cash to meet our obligations for the next 12 months. There is no guarantee we will be able to comply with the terms of the Amendment or with the financial maintenance covenants under the Credit Agreement once the interim financial covenants expire, and our failure to comply could result in an event of default requiring additional waivers or modifications to the Credit Agreement.  Our ability to continue as a going concern and execute on our strategy depends on our ability to generate sufficient cash flows from operations and secure alternative or additional sources of capital, including alternative sources of debt financings or future sales of equity or equity-linked securities, to refinance and repay the debt owed under our Credit Agreement, or obtain additional waivers or modifications to the Credit Agreement; if we are not successful, an event of default may occur under the Credit Agreement. If an event of default were to occur, our lender may accelerate the payment of amounts outstanding and otherwise exercise any remedies to which it may be entitled, including no longer extending credit and, as a result, we may not have sufficient liquidity to satisfy operating expenses, capital expenditures and other cash needs, including investments contemplated by our strategy, and we may need to pursue alternative strategies and we might not be able to continue as a going concern. See Note 1 - Going Concern Assessment - of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2018.

Our independent registered public accountant has included an explanatory paragraph in its opinion on our audited consolidated financial statements regarding our ability to continue as a going concern; our ability to continue as a going concern depends on our ability to secure alternative sources of capital and our operations could be curtailed if we are unable to obtain required additional funding when needed.

Due to our reported operating losses in four out of the last five quarters, together with our failure to comply with the financial maintenance covenants contained in the Credit Agreement and our failure to generate sufficient cash flows from operations, our independent registered public accounting firm has included an explanatory paragraph in its report on our financial statements for the fiscal year ended December 31, 2018 that conditions exist that raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern may depend upon the availability and terms of future funding, continued growth in our products and services, and improved operating margins. If we are unable to achieve these goals, our business would be jeopardized and may not be able to continue. See Note 1 - Going Concern Assessment - of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2018.

Our results of operations may fluctuate significantly due to the timing of our revenue recognition and our ability to accurately forecast sales, including subscription software sales and renewals.

Our revenues and other results of operations have fluctuated from quarter to quarter in the past and are likely to fluctuate in the foreseeable future as our Restaurant/Retail segment continues its transformation from a hardware and systems integrator to a software driven solutions provider, including offering and delivering our software as a service – SaaS.  As revenues from our cloud offerings increase, we may experience volatility in our reported revenues and operating results due to the differences in timing of revenue recognition between our SaaS offerings and our traditional on-premises software and hardware sales. The SaaS delivery model is subscription based; accordingly, SaaS revenues are generally recognized ratably over the life of the subscriptions. In contrast, revenue from our on-premises software and hardware sales is generally recognized in full at the time of delivery. Accordingly, the SaaS delivery model creates risks related to the timing of revenue recognition not associated with our traditional on-premises delivery model. A portion of our quarterly SaaS based revenue results from the recognition of deferred revenue relating to subscription agreements entered into during previous quarters. A decline in new or renewed subscriptions in any period may not be immediately reflected in our reported financial results for that period, but may result in a decline in our revenue in future quarters. If any of our assumptions about revenue from our SaaS business model prove incorrect, our actual results may vary materially from those anticipated, estimated or projected.

Our products might experience coding or configuration errors, which could damage our reputation and deter current and potential customers from purchasing our products.

Although we test our products and updates prior to their release and throughout their intended life, our cloud- based and on-premises software and hardware products sometimes contain coding or configuration errors that can negatively impact their functionality, performance, operation, and integration capabilities. Coding and configuration errors can expose us to product liability, performance, warranty claims, and harm our reputation.

We are subject to laws and regulations governing the protection of personally identifiable information; we are also subject to cyber-attacks. A failure to comply with applicable privacy or data protection laws or a cyber-attack could harm our reputation and have a material adverse effect on our business.

We collect, process, transmit, and/or store (on our operating systems and those of third-party providers) customer transactional data and their customers’ and employees' personally identifiable information and/or other data and information.  Personally identifiable information is increasingly subject to legislation and regulations in numerous jurisdictions; moreover, what constitutes personally identifiable information and what other data and/or information is subject to the privacy laws continues to evolve and the laws that do reference data privacy continue to be interpreted by the courts and their applicability and reach are therefore uncertain.  Our failure and/or the failure of our customers, vendors and service providers to comply with applicable privacy and data protection laws and regulations could damage our reputation, discourage current and potential customers from using our products and services, result in fines and/or proceedings by governmental agencies, complaints by private individuals, and/or the payment of penalties to consumers, any one or all of which could adversely affect our business, financial condition and results of operations. Compliance with these laws and regulations, or changes in these laws and regulations, may be onerous and expensive and may be inconsistent from jurisdiction to jurisdiction, further increasing the cost of compliance.  Moreover, allegations of non-compliance whether or not true could be costly, time consuming, distracting to management, and cause reputational harm. Illustrative of this risk, on March 21, 2019, Kandice Neals on behalf of herself and others similarly situated filed a complaint against the Company in the Circuit Court of Cook County, Illinois County Department, Chancery Division. The complaint asserts that the Company violated the Illinois Biometric Information Privacy Act in the alleged collection, use and storage of her and others’ biometric data derived from fingerprint scans taken for authentication purposes on point-of-sales systems. While the Company believes the lawsuit is without merit and intends to defend it vigorously, even if the Company is ultimately successful in its defense, it will need to spend money, time and attention to defend against the complaint.

Our operating systems, and those of our third-party providers, could become subject to cyber-attacks, including using computer viruses, credential harvesting, dedicated denial of services attacks, malware, social engineering and other means for obtaining unauthorized access to or disrupting the operation of our systems and those of our third-party providers. Any failure or interruption of our operating systems or those of our third-party providers could result in operational disruptions or misappropriation of information, including interruption of systems availability or denial of access to and misuse of applications or information required by our customers to conduct their business. Any operational disruptions or misappropriation of information (including personally identifiable information or personal data) could harm our relationship with our customers and could have a material adverse effect on our business, financial condition, and results of operations.

If our technical and maintenance support services are not satisfactory to our customers, they may not renew their services agreements or buy future products, which could materially adversely affect our future results of operations, financial condition, and cash flows.

Our business relies on our customers’ satisfaction with the technical and maintenance support services we provide to support our products. If we fail to provide technical and maintenance support services that are responsive, satisfy our customers’ expectations and timely resolve issues that they encounter with our products, then they may not purchase additional products or services from us in the future.

If we are unable to recruit and retain qualified employees, our business may be harmed.

Our future success depends on our ability to hire and retain sufficient numbers of highly skilled individuals with software development, engineering and technical skills. Competition is intense in the skill-sets we require. Moreover, many positions in our Government business require security clearances, which can be difficult and time-consuming to obtain, resulting in increased competition for such uniquely qualified individuals. Our failure to hire and retain qualified developers, engineers, and other technical and skilled employees to contribute to our business could adversely affect our ability to not only perform our current contract obligations, but to innovate, and rapidly and effectively change and introduce new products and services, and our financial condition and results of operations may suffer.

The price of our common stock may be negatively impacted by factors that are unrelated to our actual operating performance.

A number of factors can impact the trading price of our common stock, many of which are outside our control. The stock market in general is subject to fluctuations that affect the share prices and trading volumes of many companies, and these broad market fluctuations could adversely affect the market price of our common stock. Factors that could affect our common stock price include but are not necessarily limited to the following:

●	actual or anticipated fluctuations in our operating results and financial condition;
●	the performance and prospects of our major customers;
●	fluctuations in the trading volume of our common stock;
●	the concentrated beneficial ownership of our common stock by our founder and director, Dr. John W. Sammon;
●	shareholder activism;
●	actual or anticipated regulatory action against us;
●	the lack of earnings guidance and minimal securities analysts following us;
●	investor perception of us and the industries in which we operate;
●	uncertainty regarding domestic and international political conditions, including tax policies; and
●	uncertainty regarding the prospects of domestic and foreign economies.

Two customers account for a significant portion of our revenues in the Restaurant/Retail segment. The loss of one of these customers, or a significant reduction, delay, or cancellation of purchases by one of these customers, would materially adversely affect our business, financial condition, and results of operations.

Revenues from our Restaurant/Retail segment constituted 67% and 74% of our total consolidated revenues for 2018 and 2017, respectively; and, aggregate sales to our two largest customers, which include sales to these two customers’ respective franchisees - McDonald’s Corporation and Yum! Brands, Inc., which consists of the Kentucky Fried Chicken, Taco Bell and Pizza Hut brands – constituted 19% (McDonald’s) and 13% (Yum!) and 33% (McDonald’s) and 14% (Yum!) of total consolidated revenues for 2018 and 2017, respectively. There were no other customers that comprised greater than 10% of our total consolidated revenues during these years. Significant reductions, delays, or cancellation of orders by one of these customers, or the loss of one of these customers, would reduce our revenue and operating income and would materially and adversely affect our business, operating results and financial condition.

Our business could be negatively impacted as a result of shareholder activism.

Shareholder activism can be disruptive to our business, divert the attention of our management and employees, and result in significant additional expense to us. In addition, any perceived uncertainties as to our future direction resulting from activists' demands or messaging could result in the loss of potential business opportunities, be exploited by our competitors, cause concern to our current or potential customers, and make it more difficult to attract and retain qualified personnel and business partners, all of which could adversely affect our business. In addition, actions of activist shareholders may cause significant fluctuations in our stock price based on temporary or speculative market perceptions or other factors that do not necessarily reflect the underlying fundamentals and prospects of our business.

We face extensive competition in our markets, and our failure to compete effectively could result in price reductions and/or decreased demand for our products and services.

The markets for our software and hardware products are characterized by rapid technological advances, intense competition among existing and emerging competitors, evolving industry standards, emerging business, distribution and support models, disruptive technology developments, and frequent new product introductions.

While we think our software and hardware products offer competitive, innovative features and functionality, any one of these factors could create downward pressure on pricing and gross margins and could adversely affect sales to our existing customers, as well as our ability to attract and sell to new customers. Our future success depends on our ability to anticipate and identify changes in customer needs and/or relevant technologies and to rapidly and effectively introduce new and innovative products, features and functions. If we fail, our business, results of operations and financial conditions could suffer. Any delay in the development, marketing, or launch of new products or enhancements to our existing products could result in reduced sales, performance penalties, or termination of contracts, and could damage our reputation and relationships with our customers and impede our ability to attract new customers, causing a decline in our revenue, earnings or stock price and weakening our competitive position.

Our government contracting business has been focused on niche offerings, reflecting our expertise, primarily in the areas of Intelligence, Surveillance and Reconnaissance, systems engineering & evaluation, satellite and telecommunications services and management technology/systems services. Many of our competitors in the Government segment are larger and have substantially greater financial resources and broader capabilities in management technology. We also compete with smaller companies, many of which are designated by the government for preferential “set aside” treatment, that target particular segments of the government market and may have superior capabilities in a particular segment. These companies may be better positioned to obtain contracts through competitive proposals. Consequently, there are no assurances we will continue to win government contracts as a prime contractor or subcontractor, and our failure to do so, would reduce our revenue and operating income and could adversely affect our business, operating results and financial condition.

The consequences of activities that were the subject of our internal investigation could have a material adverse effect on our business and could subject us to regulatory scrutiny.

In the third quarter of 2016, our Audit Committee commenced an internal investigation into conduct at our China and Singapore offices to determine whether certain import/export and sales documentation activities were improper and in violation of the U.S. Foreign Corrupt Practices Act, or FCPA, and other applicable laws, and certain of our internal policies. In the fourth quarter of 2016, we voluntarily notified the SEC and the U.S. Department of Justice, or DOJ, of the internal investigation and we are fully cooperating with these agencies. On May 1, 2017, we received a subpoena from the SEC for documents relating to the internal investigation. As we previously disclosed in our Quarterly Reports on Form 10-Q for fiscal quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, as a result of the investigation we determined that certain members of our China and Singapore staff participated in or were aware of improper activities in China and Singapore involving the improper bypassing of applicable customs laws of various countries. Such activities in China and Singapore included the failure to properly label items for import into various non-U.S. countries and the failure to properly document the declared value of certain items exported to various non-U.S. countries, as well as questionable payments made to customs officials in China without sufficient documentation to evidence or confirm the legitimacy of their purpose. The investigation also revealed that certain members of senior management knew or should have known of the questionable conduct, but failed to take action to prevent or correct such conduct. In response, we engaged in significant remedial actions including termination or, if appropriate, providing additional training to certain employees. Following the conclusion of the Audit Committee's internal investigation, we voluntarily reported the relevant findings of the investigation to the China and Singapore authorities and we are fully cooperating with these authorities.  In addition to our communications with China and Singapore authorities, we expect to engage in further discussions with the SEC and/or DOJ regarding our findings in due course.  If the SEC, DOJ, or other governmental agencies (including China and Singapore authorities) determine that violations of certain laws or regulations occurred, then we could be exposed to a broad range of civil and criminal sanctions, including injunctive relief, disgorgement, fines, penalties, modifications to our business practices, including the termination or modification of existing business relationships, the imposition of compliance programs and the retention of a monitor to oversee our future compliance. While we are currently unable to predict what actions  the SEC, DOJ, or other governmental agencies (including China and Singapore agencies)  might take, or what the likely outcome of any such actions might be, or estimate the range of reasonably possible fines or penalties, such actions, fines and/or penalties could be material, resulting in a material adverse effect on our business, prospects, reputation, financial condition, liquidity, results of operations or cash flows.

If we fail to maintain effective internal controls, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock may be adversely affected, and we may become subject to regulatory investigation or sanctions.

We reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 that the material weaknesses in our internal control over financial reporting initially reported in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2016 and in our subsequent periodic reports filed through our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017 had been remediated; and we described the various actions we had undertaken, adopted, and implemented to remediate the identified material weaknesses.

If we fail to maintain effective internal controls, our ability to record, process, summarize and report financial information accurately and within the time periods specified in the rules and forms of the SEC could be adversely affected, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline, and subject us to investigation or sanctions by the SEC, DOJ, or other governmental agencies (including foreign government agencies). Any such consequence or other negative effect could adversely affect our business, results of operations, and financial condition.

There are risks related to the implementation of our new global enterprise resource planning system ("ERP").

We are currently engaged in a multi-year process of conforming the majority of our operations onto one global enterprise resource planning system ("ERP").  The ERP is designed to improve the efficiency of our supply chain and financial transaction processes, accurately maintain our books and records, and provide information important to the operation of the business to our management and sales teams. The implementation of the ERP will continue to require significant investment of human and financial resources, and we may experience significant delays, increased costs and other difficulties as a result. Any significant disruption or deficiency in the design and implementation of the ERP could have a material adverse effect on our ability to fulfill and invoice customer orders, apply cash receipts, place purchase orders with suppliers, and make cash disbursements, and could negatively impact data processing and electronic communications among business locations, which may have a material adverse effect on our business, financial condition or results of operations. We also face the challenge of supporting our older systems and implementing necessary upgrades to those systems while we implement the new ERP system. While we have invested significant resources in planning and project management, significant implementation issues may arise.

We are subject to risks associated with compliance with international laws and regulations which may harm our business.

Although only 7% and 8% for 2018 and 2017, respectively, of our total consolidated revenues were derived from sales outside of the U.S., we have operations across the globe, and our international operations subject us to a variety of risks and challenges, including:

●
compliance with foreign laws and regulations, including the FCPA, the U.K. Bribery Act of 2010, import and export control laws, tariffs, trade barriers, economic sanctions and other regulatory or contractual limitations on our ability to sell our software and hardware in certain foreign markets, and the risks and costs of non-compliance with such laws and regulations, including fines, penalties, criminal sanctions against us, our officers or employees, prohibitions on the conduct of our business and damage to our reputation;

●
increased risks of unfair or corrupt business practices in certain geographies and of improper or fraudulent sales arrangements that may impact financial results and result in restatements of financial statements and irregularities in financial statements;

●	reduced protection of our intellectual property rights in certain countries and practical difficulties and costs of enforcing rights abroad;
●	compliance with the laws of numerous foreign taxing jurisdictions and overlapping of different tax regimes;
●	uncertainty around a potential reverse or renegotiation of international trade agreements and partnerships under President Donald J. Trump’s administration;
●	sales and customer service challenges associated with operating in different countries;
●
difficulties in receiving payments from different geographies, including difficulties associated with currency fluctuations, payment cycles, transfer of funds or collecting accounts receivable, especially in emerging markets;

●	variations in economic or political conditions between each country or region; and
●	increased infrastructure and legal compliance costs.

Significant changes in U.S. and international trade policies that restrict imports or increase tariffs could have a material adverse effect on our results of operations.

We depend on third-party manufacturers and suppliers located outside of the United States, including in China, in connection with the manufacture of certain of our products and related components. Accordingly, our business is subject to risks associated with international manufacturing. For example, the Trump Administration has called for substantial changes to U.S. foreign trade policy, including the possibility of imposing greater restrictions on international trade and significant increases in tariffs on goods imported into the United States, and has increased tariffs on certain goods imported into the United States from China. Increased tariffs on goods imported from China or the institution of additional protectionist trade measures could adversely affect our manufacturing costs, and in turn our business, financial condition, operating results, and cash flows.

Issues with product and component availability or key supplier performance may affect our ability to manufacture and deliver our products.

We depend on our suppliers to deliver materials, product assemblies, and components for our hardware products in a timely and satisfactory manner and in full compliance with applicable laws and contract terms and conditions. In some instances, we are dependent on sole-source suppliers for certain of our assembly components and hardware products. If certain components or products are not available or if any of these suppliers otherwise fails to meet our needs or becomes insolvent, we may not have readily available alternative sources for such components or products. While we enter into long-term or volume purchase agreements with certain suppliers and take other actions to ensure the availability of needed materials, components and products, we cannot be sure that the products or components will be available or in the needed quantities and quality or at favorable or competitive prices. In addition, some of our suppliers may be susceptible to changes in global economic conditions that could impair their ability to meet their obligations to us. If we experience a material supplier problem, it could negatively impact our ability to satisfactorily and timely complete our customer obligations. This could result in reduced sales, termination of contracts and damage to our reputation and relationships with our customers. We could also incur additional costs in addressing this type of problem. Any of these events could have a negative impact on our results of operations, financial condition, and liquidity.

A portion of Government segment revenue is derived from U.S. government contracts, which contain provisions unique to public sector customers, including the U.S. government’s right to modify or terminate these contracts at any time.

In 2018 and 2017, we derived 33% and 26%, respectively, of our total consolidated revenues from contracts to provide technical expertise to government organizations and prime contractors.  In any given year, the majority of our government contracting activity is associated with the U.S. Department of Defense. Contracts with the U.S. government typically provide that such contracts are terminable, in whole or in part, at the convenience of the U.S. government. If the U.S. government terminates a contract on this basis, we would be entitled to receive payment for our allowable costs and, in general, a proportionate share of our fee or profit for work actually performed. Most U.S. government contracts are also subject to modification or termination in the event of changes in funding. As such, we may perform work prior to formal authorization, or the contract prices may be adjusted for changes in scope of work. Termination or modification of a substantial number of our U.S. government contracts could have a material adverse effect on our business, financial condition, and results of operations.

We perform work for various U.S. government agencies and departments pursuant to fixed-price, cost-plus fixed fee and time-and-material prime contracts and subcontracts. Approximately 60% of revenues derived from government contracts for the year ended December 31, 2018, were based on fixed-price or time and  material contracts, and the balance (approximately 40% of total government revenues) was based on cost-plus fixed fee contracts. Most of our contracts are for one-year to five-year terms.

While fixed-price contracts allow us to benefit from cost savings, they also expose us to the risk of cost overruns. If the initial estimates we use for calculating the contract price are incorrect, we can incur losses on those contracts. In addition, some of our governmental contracts have provisions relating to cost controls, and audit rights and if we fail to meet the terms specified in those contracts, then we may not realize the full benefit of the contracts. Lower earnings caused by cost overruns would have an adverse effect on our financial results.

Under time and materials contracts, we are paid for labor at negotiated hourly billing rates and for certain expenses. Under cost-plus fixed fee contracts, we are reimbursed for allowable costs and paid a fixed fee. If our costs under either of these types of contracts were to exceed the contract ceiling, or are not allowable under the provisions of the contract or applicable regulations, we may not be reimbursed for 100% of our associated costs.  Our inability to control our costs under either a time-and-materials contract or a cost-plus fixed fee contract could have a material adverse effect on our financial condition and operating results. Cost over-runs also may adversely affect our ability to sustain existing programs and obtain future contract awards.

Our Government segment could be adversely affected by changes in budgetary priorities of the U.S. government, failure to approve U.S. government budgets on a timely basis or delays in contract awards and other procurement activities.

Our Government segment depends upon continued U.S. government expenditures on defense, intelligence, homeland security and other programs that we support. Changes in U.S. government budgetary priorities, a significant decline in government expenditures, or a shift of expenditures away from programs that we support could have a material adverse effect on our financial condition and results of operations.

Additionally, in years when Congress does not complete its budget process before the end of its fiscal year (September 30), government operations are funded through a continuing resolution (CR) that temporarily funds federal agencies. Recent CRs have generally provided funding at the levels provided in the previous fiscal year. When the U.S. government operates under a CR, it may delay funding we expect to receive from customers on work we are already performing and will likely result in new initiatives being delayed or in some cases canceled, which could have a material adverse effect on our financial condition, results of operations, and liquidity.

Failure to comply with a variety of complex procurement regulations could result in liability for various penalties or sanctions including termination of U.S. government contracts, disqualification from bidding on future U.S. government contracts, and suspension or debarment from U.S. government contracting.

Our Government segment is subject to various laws and regulations relating to the formation, administration, and performance of U.S. government contracts, which affect how we do business with our customers and increase our performance costs. Among the most significant laws and regulations are:

●	the Federal Acquisition Regulation (FAR) and agency regulations supplemental to the FAR, which comprehensively regulate the formation, administration, and performance of U.S. Government contracts;
●	the Truth in Negotiations Act, which requires certification and disclosure of all cost and pricing data in connection with contract negotiations;
●	the Cost Accounting Standards and Cost Principles, which impose accounting requirements that govern our right to reimbursement under certain cost-based U.S. Government contracts;
●	compliance with the U.S. Foreign Corrupt Practices Act or U.S. export control regulations which apply when we engage in international work; and
●	laws, regulations, and executive orders restricting the use and dissemination of information classified for national security purposes and the export of certain products and technical data.

Failure to comply with these or other laws and regulations could result in contract termination, loss of security clearances, suspension or debarment from contracting with the U.S. Government, civil and/or criminal fines and penalties. Any such consequences could have a material adverse effect on our reputation, financial condition, results of operations, and liquidity.

We cannot guarantee that our Government segment's estimated contract backlog will result in actual revenue.

Our backlog consists of funded backlog, which is based on amounts actually committed by a customer for payment for goods and services, and unfunded backlog, which is based upon contract revenue we have the potential to earn over the remaining life of the contracts. Our backlog may not result in actual revenue in any particular period, or at all, which could cause our actual results to differ materially and adversely from those anticipated. There is a higher degree of risk with respect to unfunded backlog. The actual receipt and timing of any revenue is subject to various contingencies, many of which are beyond our control. The actual receipt of revenue on contracts included in backlog may never occur or may change because a program schedule could change; the program could be canceled; a contract could be reduced, modified, or terminated early; or an option that we had assumed could not be exercised. Further, while many of our U.S. government contracts require performance over a period of years, Congress often appropriates funds for these contracts for only one year at a time. Consequently, our contracts typically are only partially funded at any point during their term, and all or some of the work intended to be performed under the contracts will remain unfunded pending subsequent Congressional appropriations and the obligation of additional funds to the contract by the procuring agency. Our estimates are based on our experience under such contracts and similar contracts. However, there can be no assurances that all, or any, of such estimated contract backlog will be recognized as revenue.

The U.S. government may revise its procurement or other practices in a manner adverse to our Government segment.

The U.S. government may revise its procurement practices or adopt new contracting rules and regulations, such as cost accounting standards. It could also adopt new contracting methods relating to General Services Administration (GSA) contracts, Government Acquisition Contracts (GWACs) or other multi-award contracts, or adopt new standards for contract awards intended to achieve certain social or other policy objectives. In addition, the U.S. government may face restrictions from new legislation or regulations, as well as pressure from U.S. government employees and their unions, on the nature and amount of services the U.S. government may obtain from private contractors. These changes could impair our ability to obtain new contracts or contracts under which we currently perform when those contracts are up for recompete. Any new contracting methods could be costly or administratively difficult for us to implement, and as a result, could harm our financial condition and results of operations. A realignment of funds with changed U.S. government priorities, including “insourcing” of previously contracted support services, and the realignment of funds to other non-Defense-related programs may reduce the amount of funds available to defense-related and other programs in our core service areas.

Our Government segment is subject to reviews, audits and cost adjustments by the U.S. government, which, if unfavorably resolved to us, could adversely affect our profitability, cash flows or growth prospects.

U.S. government agencies, including the Defense Contract Audit Agency (DCAA) and the Defense Contract Management Agency (DCMA), routinely audit and investigate government contracts and government contractors’ administrative processes and systems. These agencies review our performance on contracts, pricing practices, cost structure and compliance with applicable laws, regulations and standards. They also evaluate the adequacy of internal controls over our business systems, including our purchasing, accounting, estimating, earned value management, and government property systems. Any costs found to be improperly allocated or assigned to contracts will not be reimbursed, and any such costs already reimbursed must be refunded and certain penalties may be imposed. Moreover, if any of the administrative processes and systems are found not to comply with requirements, we may be subjected to increased government scrutiny and approval that could delay or otherwise adversely affect our ability to compete for or perform contracts or collect our revenue in a timely manner. Therefore, an unfavorable outcome of an audit by the DCAA or another U.S. government agency could cause actual results to differ materially and adversely from those anticipated. If a government investigation uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or debarment from doing business with the federal government. In addition, we could suffer serious reputational harm if allegations of impropriety were made against us. Each of these results could have a material adverse effect on our business, financial condition, results of operations, and liquidity.

We may be subject to claims by third-parties of intellectual property and/or proprietary rights infringement.

Third parties may assert claims that our software, hardware platforms, or technology infringe, misappropriate or otherwise violate their intellectual property or other proprietary rights. Such claims may be made by our competitors seeking to obtain a competitive advantage or by other parties. Additionally, in recent years, non-practicing entities have begun purchasing intellectual property assets for the purpose of making claims of infringement and attempting to extract settlements from companies. The risk of claims may increase as the number of software products, in particular POS cloud-based software products, that we offer and competitors in our market increases and overlaps occur. Any such claims, regardless of merit, that result in litigation could result in substantial expenses, divert the attention of management, cause significant delays in introducing new or enhanced services or technology, materially disrupt the conduct of our business and have a material adverse effect on our business, financial condition and results of operations.

A portion of our total assets consists of goodwill and identifiable intangible assets, which are subject to a periodic impairment analysis, a significant impairment determination in any future period could have an adverse effect on our results of operations, even without a significant loss of our revenue or increase in cash expenses attributable to such period.

Our goodwill was approximately $11.1 million at December 31, 2018 and December 31, 2017, and our intangibles were $10.9 million at December 31, 2018 and $12.1 million at December 31, 2017.  Identifiable intangible assets were primarily a result of business acquisitions and internally developed capitalized software. We test our goodwill and identifiable intangible assets for impairment annually, or more frequently if an event occurs or circumstances change that would indicate possible impairment. We describe the impairment testing process and results of this testing more thoroughly in “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Policies and Estimates” in our Annual Report on Form 10-K for the year ended December 31, 2018.  If we determine an impairment has occurred at any point in time, we will be required to reduce goodwill or identifiable intangible assets on our balance sheet. Additional information about our impairment testing is contained in Note 1 - Summary of Significant Accounting Policies - of the Annual Report on Form 10-K for the year ended December 31, 2018.